Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

between

PLASTRON ACQUISITION CORP. I

and

LIHUA INTERNATIONAL, INC.

Dated as of September 19, 2008

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2008, between Plastron Acquisition Corp. I, a Delaware corporation ("Parent"), and Lihua International, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"). Parent and Sub are hereinafter collectively referred to as the "Constituent Corporations."

WITNESSETH:

WHEREAS, the board of directors of Parent has determined that it is advisable and in the best interests of the respective companies and shareholders to enter into a business combination by means of the merger of Sub with and into Parent (the "Merger") and has approved and adopted this Agreement and Plan of Merger (the "Agreement");

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Merger and Effective Time. Effective upon the filing of the certificate of ownership and merger (the "Certificate of Merger"), entered into concurrently herewith, with the Secretary of State of the State of Delaware (the "Effective Time"), Sub shall be merged with and into Parent (the "Merger") and Parent shall be the surviving corporation of the Merger (the "Surviving Corporation").

2. Effect of Merger. At the Effective Time, the Sub shall merge with and into the Parent and the separate existence of the Sub shall cease. The effect of the Merger shall be pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, all rights, powers, privileges, obligations and duties of Sub shall become the rights, powers, privileges, obligations and duties of the Surviving Corporation.

3. Name of Surviving Corporation. The name of the Surviving Corporation shall be "Lihua International, Inc."

4. Governing Documents. The Certificate of Incorporation of Parent, as amended to the extent provided in the Certificate of Merger, and the Bylaws of Parent, as in effect at the Effective Time, shall continue in full force and effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation until sooner terminated or changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

5. Directors and Officers. At the Effective Time, the directors and the officers of the Surviving Corporation shall be the incumbent directors and officers of Parent, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Certificate of Incorporation or Bylaws of the Surviving Corporation.

6. Conversion of Securities and Consideration. At the Effective Time, by virtue of the Merger and in consideration therefor, and without any action on the part of the Constituent Corporations or any stockholder thereof, (i) each share of Sub's Common Stock shall be cancelled, and (ii) each share of Parent's Common Stock shall remain unchanged in the hands of the holder thereof as an outstanding share of the Surviving Corporation.

7. Representations of Parent. Parent represents and warrants to Sub that as of the date of this Agreement and as of the Effective Time (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to execute the Certificate of Merger and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by Parent, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligations of Parent, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Certificate of Incorporation or Bylaws of Parent.

8. Representations of Sub. Sub represents and warrants to Parent that as of the date of this Agreement and as of the Effective Time (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to perform its obligations hereunder, (c) this Agreement has been duly executed and delivered by Sub, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligations of Sub, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Certificate of Incorporation or Bylaws of Sub.

9.  Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

10.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

11.  Termination and Abandonment. Prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by the Board of Directors of Parent.

12.  Amendment. Prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Parent.

13.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

14.  Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

15.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PLASTRON ACQUISITION CORP. I

By:	/s/ Michael Rapp
Michael Rapp, President

LIHUA INTERNATIONAL, INC.

By:	/s/ Clifford Chapman
Clifford Chapman, President